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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                       WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13D-102)


                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
               PURSUANT TO RULES 13D-1(b) AND (c) AND AMENDMENTS
                       THERETO FILED PURSUANT TO 13D-2(b)
                               (AMENDMENT NO. 1*)1


                       Nucentrix Broadband Networks, Inc.
                -------------------------------------------------
                                (Name of Issuer)

                         Common Stock, par value $0.001
                -------------------------------------------------
                         (Title of Class of Securities)

                                    670198100
                -------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2000
                -------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X]   Rule 13d-1(b)
[ ]   Rule 13d-1(c)
[ ]   Rule 13d-1(d)




--------
     1* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes)

--------------------                                         -------------------
CUSIP NO. 670198100                   13G                       Page 2 of 5
--------------------                                         -------------------

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION OF ABOVE PERSON (ENTITIES ONLY)


      Jefferies & Company, Inc.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                    (b) [ ]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     OWNERSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------

 NUMBER OF SHARES       5   SOLE VOTING POWER
   BENEFICIALLY
  OWNED BY EACH             507,400 shares of common stock at December 31, 2000
REPORTING PERSON        --------------------------------------------------------
      WITH              6   SHARED VOTING POWER
                            0
                        --------------------------------------------------------
                        7   SOLE DISPOSITIVE POWER
                            507,400 shares of common stock at December 31, 2000
                        --------------------------------------------------------
                        8   SHARED DISPOSITIVE POWER
                            0
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     507,400 shares of common stock at December 31, 2000
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW  (9) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     BD
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------                                         -------------------
CUSIP NO. 670198100                   13G                       Page 3 of 5
--------------------                                         -------------------

Item 1.

     (a) Name of Issuer:

          Nucentrix Broadband Networks, Inc.

     (b) Address of Issuer's Principal Executive Offices:

          200 Chisholm Place, Suite 200, Plano, Texas 75075

ITEM 2.

     (a) Name of Person Filing:

          Jefferies & Company, Inc.

     (b) Address of Principal Business Office or, if none, Residence:

          11100 Santa Monica Blvd., 11th Floor, Los Angeles, California 90025

     (c) Citizenship:

          Delaware

     (d) Title of Class of Securities:

          common stock, par value $.001

     (e) CUSIP Number:

          670198100

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13D-1(b) OR 240.13D-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:


     (a) [X] Broker or dealer registered under Section 15 of the Act (15 U.S.C.
             78o);

     (b) [ ] Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c);

     (c) [ ] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c);

     (d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

     (e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(ii)(G);

--------------------                                         -------------------
CUSIP NO. 670198100                   13G                       Page 4 of 5
--------------------                                         -------------------



     (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

     (i) [ ] Group, in accordance with Rule13d-1(b)(1)(ii)(J).

ITEM 4. OWNERSHIP.

          The following sets forth beneficial ownership as of December 31, 2000. The percent of class is based on 10,288,935 shares of common stock outstanding as of October 31, 2000 as reported in the Issuer's Form 10-Q for the period ended September 30, 2000:

     (f)  Amount beneficially owned:                                  507,400

     (g)  Percent of class:                                               4.9%

     (h)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote:             507,400

          (ii)  Shared power to vote or direct the vote:                    0

          (iii) Sole power to dispose or direct the disposition of:   507,400

          (iv)  Shared power to dispose or direct the disposition of:       0

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     Not Applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP.

     Not Applicable.

ITEM 9. NOTICE OF DISSOLUTION OF A GROUP.

     Not Applicable.

--------------------                                         -------------------
CUSIP NO. 670198100                   13G                       Page 5 of 5
--------------------                                         -------------------

ITEM 10. CERTIFICATION.

     By signing below I certify that to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.




                                    SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    2-9-01


JEFFERIES & COMPANY, INC.

By: /s/ Jerry M. Gluck
    ------------------------------
Name:  Jerry M. Gluck
Title: Executive Vice President, General Counsel and Secretary